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CYBERCASH, INC.                 THE FINANCIAL RELATIONS BOARD
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James J. Condon                 Marianne Stewart - General Info (212) 661-8030
Chief Operating Officer and     Joel Herskovits - Analyst (212) 661-8030
Chief Financial Officer         Martin Gitlin - Media (212) 661-8030
(703) 716-5208
Investor Relations
(703) 453-1119


FOR IMMEDIATE RELEASE
---------------------
July 15, 1998


                     CYBERCASH RAISES $15 MILLION IN EQUITY
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                            THROUGH PRIVATE PLACEMENT
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RESTON, VA, JULY 15, 1998 -- CyberCash, Inc. (Nasdaq: CYCH), the world leader in secure payment technologies and services, announced today that it has raised an additional $15 million in equity capital through the second tranche of a private placement of convertible preferred stock and options to two private equity funds. The Company raised $15 million from the same private equity funds, in February 1998 through the first tranche of this private placement, as well as $15 million in a private placement in August 1997.

CyberCash's Chief Operating Officer James Condon said, "This additional capital will allow us to take advantage of future strategic opportunities and to finance our network expansion and architecture upgrade. Through this equity infusion, our investors are renewing their commitment to the CyberCash vision and are enabling us to strengthen our position as the leading provider of electronic payment technologies and services."

The preferred stock issued in this transaction is convertible into common stock at a conversion price based on the market price for CyberCash stock on the Nasdaq National Market System during a specified measurement period immediately preceding the election to convert. The holders of the preferred stock are subject to certain limits on the number of shares they can convert at any one time. The Company also issued to the investors options to purchase common stock at an exercise price based on the stock's price at the end of 1998 and at the close of the first tranche of financing. The Company has registered for resale the common stock underlying the preferred stock and options.

ABOUT CYBERCASH, INC.
      CyberCash is the world leader in secure, convenient payment technologies and services, enabling e-commerce across the entire market spectrum from electronic retailing environments to the Internet.

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CyberCash provides a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions. Leading brands of CyberCash include ICVERIFY(R), PCVERIFY(TM), CashRegister(TM), NetVERIFY(TM), CyberCoin(R) and PayNow(TM).

For financial institutions, software developers and integrators, commerce and Internet service providers, and technology partners, CyberCash solutions are the preferred choice, offering unmatched ease and flexibility in integrating payment capabilities into value-added offerings to customers.

CyberCash, Inc., headquartered in Reston, Virginia, USA, maintains a global presence with offices and joint ventures operating throughout North America, Europe and Asia.

To receive CyberCash's latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code CYCH. Visit the Company's web site at http://www.cybercash.com.

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